Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 25, 2025 with respect to the consolidated financial statements included in the Annual Report of Hyliion Holdings Corp. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Hyliion Holdings Corp. on Form S-8 (File No. 333-251328 and File No. 333-281305) and Form S-3 (File No. 333-249649).
/s/ GRANT THORNTON LLP
Dallas, Texas
February 25, 2025